UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 29, 2017

GOPHER PROTOCOL INC.

(Exact name of registrant as specified in its charter)

(Former Name of Registrant)

Nevada	000-54530	27-0603137
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2500 Broadway, Suite F-125, Santa Monica, CA 90404

(Address of principal executive offices) (zip code)

424-238-4589

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement
Item 3.02	Unregistered Sales of Equity Securities

On December 29, 2017, Gopher Protocol Inc. (the “Company”) entered into a Securities Purchase Agreement with Eagle Equities, LLC ("Eagle") pursuant to which Eagle agreed to purchase up to 2,000,000 shares of the Company’s common stock for a purchase price of $1,500,000 or $0.75 per share. The closing occurred on December 29, 2017 with respect to the funding of $1,000,000 resulting in the issuance of 1,333,334 shares of common stock (the “First Closing Shares”). On March 21, 2018, Eagle purchased an additional 666,666 shares of common stock (the “Second Closing Shares”) for a purchase price of $500,000 that been wired into the Company’s bank account.

The Company placed 2,000,000 (1,333,334 on prior closing on December 29, 2017 and additional 666,666 on this current closing) shares of common stock (the “Escrow Shares”) in escrow to be utilized for the purpose of limited price protection. If, beginning on the seventh month anniversary of the issuance of the First Closing Shares and Second Closing Shares if the second closing occurs, Eagle has sold any of the First Closing Shares or the Second Closing Shares as the case may be at a sales price of less than $0.72 per share, then that number of Escrow Shares shall be released from escrow to Eagle as a limited make whole which shall be determined by using the following formula:

($0.72 – Closing Price) / Closing Price) * number of shares sold at a price less than $0.72.

Closing Price is price on the first day of each monthly anniversary beginning on the first day of the 7th month (and continuing monthly until the earlier of January 31, 2019 or until all shares are sold).

The Company shall deposit an additional 2,000,000 shares of common stock into escrow which shares shall only be released to Eagle, if, prior to January 31, 2019 (while Eagle continues to hold shares), the Company issues shares at an issue price of less than $0.30 per share.

The Company also issued Eagle a Common Stock Purchase Warrant to acquire 666,666 shares of common stock exercisable for three years at an exercise price of $2.00 per share (the “Eagle Warrant”). Unless otherwise agreed in writing by both the Company and Eagle, at no time will Eagle exercise any amount of the Eagle Warrant to purchase common stock that would result in Eagle owning more than 9.9% of the common stock outstanding of the Company. The Eagle Warrant contains standard anti-dilution protections.

On September 13, 2017, the Company entered into a Securities Purchase Agreement with Eagle pursuant to which the Company issued Eagle two convertible notes. The first note, due September 18, 2018 in the principal amount of $50,000 (“Eagle Equities Note 1”), was issued in exchange for $50,000 in cash. The second note, due September 13, 2018 in the principal amount of $50,000 (“Eagle Equities Note 2” and, together with Eagle Equities Note 1, the “Eagle Equities Notes”), was issued in exchange for a full-recourse, collateralized promissory note from Eagle Equities in the amount of $45,000 (“Eagle Equities Payment Note”). The Eagle Equities Payment Note is due on May 13, 2018, unless the Company does not meet the current public information requirement pursuant to Rule 144, in which case both Eagle Equities Note 2 and the Eagle Equities Payment Note may be cancelled. The Eagle Equities Payment Note is secured by the Eagle Equities Note 1. The above financing closed on September 20, 2017. On December 29, 2017, Eagle converted the Eagle Equities Note 1 into 503,726 shares of common stock.

 Upon any of its securities being available for resale under Rule 144 as promulgated under the Securities Act of 1933, Eagle shall limit its sales with regard to any shares of common stock it owns to the greater of $10,000 in gross sales per day or 10% of the aggregate trading volume per day.

The offers, sales and issuances of the securities listed above were made to accredited investors and the Company relied upon the exemptions contained in Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated there under with regard to those sales. No advertising or general solicitation was employed in offering the securities. The offers and sales were made to a limited number of persons, each of whom was an accredited investor and transfer of the common stock issued was restricted by the Company in accordance with the requirements of the Securities Act of 1933.

The foregoing information is a summary of each of the agreements involved in the transactions described above, is not complete, and is qualified in its entirety by reference to the full text of those agreements, each of which is attached an exhibit to this Current Report on Form 8-K.  Readers should review those agreements for a complete understanding of the terms and conditions associated with this transaction.

Item 9.01  Financial Statements and Exhibits

Exhibit No.	Description
4.1	Securities Purchase Agreement by and between Gopher Protocol Inc. and Eagle Equities, LLC dated December 29, 2017 (1)
4.2	Common Stock Purchase Warrant issued to Eagle Equities, LLC dated December 29, 2017 (1)
(1)	Incorporated by reference to the Form 8-K Current Report filed with the Securities Exchange Commission on January 3, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gopher Protocol Inc.

By:	/s/ Gregory Bauer
Name: Gregory Bauer
Title: CEO

Date: March 22, 2018